Exhibit 5.1
Thompson & Knight llp

ATTORNEYS AND COUNSELORS ONE ARTS PLAZA 1722 ROUTH STREET • SUITE 1500 DALLAS, TEXAS 75201-2533 (214) 969-1700 FAX (214) 969-1751 www.tklaw.com	AUSTIN DALLAS DETROIT FORT WORTH HOUSTON NEW YORK ALGIERS LONDON MEXICO CITY MONTERREY PARIS
August 10, 2011
Brigham Exploration Company
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
Re: Registration Statement on Form S-4
     We have acted as special counsel for Brigham Exploration Company, a Delaware corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 6 7/8% Senior Notes due 2019 in the aggregate principal amount of $300,000,000 to be registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for any and all of its outstanding 6 7/8% Senior Notes due 2019 in the aggregate principal amount of $300,000,000 (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to the Indenture dated as of May 19, 2011 (the “Indenture”) among the Company, Brigham Oil & Gas, L.P., a Delaware limited partnership (“Brigham Oil & Gas”), Brigham, Inc., a Nevada corporation (“Brigham, Inc.” and, together with Brigham Oil & Gas, the “Subsidiary Guarantors” and, together with the Company, collectively referred to as the “Relevant Parties”), and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The Exchange Notes will be fully and unconditionally guaranteed pursuant to Article Ten of the Indenture (the “Subsidiary Guarantee,” and together with the Exchange Notes, the “Securities”) on a joint and several basis by the Subsidiary Guarantors, which are also listed as co-registrants in the Company’s registration statement on Form S-4 in respect of the Securities filed with the Securities and Exchange Commission (the “SEC”) for the registration of the Securities under the Securities Act of 1933, as amended (the “Securities Act”) (such registration statement, as amended at the time it becomes effective, being as the “Registration Statement”).
     In connection with this opinion letter, we have examined original counterparts or copies of original counterparts of the following documents:
(a)	The Indenture (including the Subsidiary Guarantees contained therein).

(b)	The form of the Exchange Notes.

(c)	The Registration Statement.
The Indenture and the Exchange Notes are referred to herein as the “Transaction Documents”. We have also examined originals or copies of such other records of the Relevant Parties, certificates of public officials and of officers or other representatives of the Relevant Parties and agreements and other documents as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinions expressed below.

Brigham Exploration Company
August 10, 2011

     In rendering the opinions expressed below, we have assumed:
     (i) The genuineness of all signatures.
     (ii) The authenticity of the originals of the documents submitted to us.
     (iii) The conformity to authentic originals of any documents submitted to us as copies.
     (iv) As to matters of fact, representations and statements made in certificates of public officials and officers or other representatives of the Relevant Parties.
     (v) That the Indenture constitutes the valid, binding and enforceable obligations of the Trustee.
     (vi) That the execution, delivery and performance by each Relevant Party of the Transaction Documents to which it is a party do not:
     (A) except with respect to Applicable Laws, violate any law, rule or regulation applicable to it, or
     (B) result in any conflict with or breach of any agreement or document binding on it of which any holder of the Exchange Notes has knowledge, has received notice or has reason to know.
We have not independently established the validity of the foregoing assumptions.
     As used herein, “Applicable Laws” means the laws, rules and regulations of the States of New York, the Delaware Revised Uniform Limited Partnership Act, and Chapter 78 of the Nevada Revised Statutes (including all applicable provisions of the constitution of each such jurisdiction and reported judicial decisions interpreting such laws).
     Based upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that:
     1. The Exchange Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Exchange Offer and the Indenture, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with the terms thereof.
     2. The Subsidiary Guarantee will, when it has been duly executed, authenticated, issued and delivered in accordance with the provisions of the Exchange Offer and the Indenture, constitute legal, valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with its terms.
     The opinions set forth above are subject to the following qualifications and exceptions:

Brigham Exploration Company
August 10, 2011

     (a) Our opinions are limited to Applicable Laws, and we do not express any opinion herein concerning any other laws.
     (b) Our opinions are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws affecting the rights and remedies of creditors generally.
     (c) Our opinions are subject to general principles of equity exercisable in the discretion of a court (including without limitation obligations and standards of good faith, fair dealing, materiality and reasonableness and defenses relating to unconscionability or to impracticability or impossibility of performance).
     (d) We express no opinion with respect to any waiver of defenses by a Subsidiary Guarantor in the Subsidiary Guarantee.
     In rendering the foregoing opinions we have relied, without independent investigation, with respect to the due authorization, execution and delivery of the Guarantees by Brigham, Inc. under the laws of the State of Nevada, upon the opinion dated on or about the date hereof of Woodburn and Wedge, special counsel to Brigham, Inc., which opinion is being filed as an exhibit to the Registration Statement.
     This opinion letter is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.
     We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement, and in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the SEC promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the related rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ Thompson & Knight LLP
Thompson & Knight LLP

ARC/JED/EST/JWH/RHS